Pacific Coast National Bancorp
Announces 2007 Financial Results

SAN CLEMENTE, Calif.--(BUSINESS WIRE)--Feb. 29, 2008--Pacific Coast National Bancorp ("Company") (OTCBB: PCST.OB) the parent corporation of Pacific Coast National Bank ("Bank"), today announced significant improvement towards achieving profitability, reporting a net loss for 2007 of $4.0 million or $1.77 per share, as compared to a $4.2 million or $1.84 per share net loss for 2006. The decline in loss per share was primarily due to a 73% increase in net interest income before provision for loan losses, a significant increase in non-interest income and a reduction in non-cash expense related to the Bank's adoption of Statement of Financial Accounting Standards No.123(R) ("SFAS 123R")

The increase in net interest income reflects the Company's record growth for 2007. As of December 31, 2007, the Company's assets increased over 100% to $112.5 million compared to $56.2 at December 31, 2006. Net loans outstanding increased 180% to $96.1 million at December 31, 2007, compared to $34.4 million at December 31, 2006.  Asset growth has been funded with strong core deposit growth supplemented recently with brokered certificates of deposit. Total deposits increased to $99.0 million from $39.9 million as of December 31, 2007 and 2006 respectively, representing an increase of 148%.

"These results validate our original business model. We took the time to build an infrastructure that could properly manage and support this type of significant growth. Furthermore, I am so proud of the staff we have here at Pacific Coast National Bank. With their dedication to our customers, we have developed a loyal client base." stated President and Chief Operating Officer Michael S. Hahn. "We appreciate the patience of our shareholders during this start-up period, and look forward with them to the next phase of the Bank's development as a profitable financial institution."

Hahn continued, "We have been operating in a difficult economic environment throughout 2007. Despite this, Pacific Coast National Bank was able to increase our loan portfolio while maintaining our credit objectives. The significant change in our economy over the past 18 months has caused us to enter 2008 conservatively from a lending perspective. During 2007, the Bank obtained approval from the Office of the Comptroller of the Currency to expand its array of loan products to include accounts receivable lending. Although we are still pursuing solid commercial real estate lending opportunities, the Bank has dedicated resources to shift our focus to commercial and industrial clients. These owner-operated businesses are relationship based and provide not only lending opportunities, but also core deposits. In addition, during 2007 we expanded our SBA Lending Department. This expansion along with the Bank's designation as a preferred lender ("PLP") by the Small Business Administration in October of 2006 allowed the Bank to increase the number of SBA 7(a) loan originations. The small business owner knows that when they come to us, we will customize our products to meet their financial needs."

Hahn indicated, "During 2007, the Bank's growth was focused on commercial real estate and construction loans. As a result, we ended the year with a large portfolio increase in both of these product areas." Hahn added, "Residential construction loans can expose the bank to greater risk, however, we attempt to mitigate this risk by the way each of our loans are underwritten and managed. Our lending staff is very experienced; almost all exceed 35 years of lending experience."

Balance Sheet Summary:

The Company continued to experience significant balance sheet growth during the fourth quarter with total assets increasing $22.8 million, to $112.5 million at December 31, 2007. Net loans outstanding increased $20.0 million to $96.1 million at December 31, 2007 in the fourth quarter of 2007. Specifically, the Bank's construction loan portfolio totaled $31.2 million or 31.9% of total loans at December 31, 2007 as compared to $3.9 million or 11.1% at year-end 2006. The commercial real estate portfolio increased to $41.7 million or 42.7% of total loans compared to $18.5 million and 53.1% of total loans at December 31, 2006. Residential real estate loans remained relatively unchanged at $2.7 million or 2.7% of total loans compared to $2.4 million and 6.9% of total loans at December 31, 2007 and 2006 respectively. Commercial loans were $21.8 million or 22.4% of total loans at December 31, 2007 compared to $9.8 million or 28.2% at December 31 2006. Consumer loans, provided primarily as an accommodation to our customers remained low at less than one percent our total loan portfolio.

At December 31, 2007, non-performing assets consisted of two construction loan participations aggregating $2.5 million, representing 2.2% of total assets as of December 31, 2007. Both lead lenders have initiated foreclosure actions and/or negotiations to improve the overall collateral position. The Bank recorded specific reserves to its provision for loan losses based on recent appraisals of these projects.

There are no other loans past due 30 days or more in the Company's loan portfolio. The commercial real estate and construction portfolios continue to be closely monitored, through site visits, updated financial information and ongoing communications with the borrowers. “We anticipate that the level of nonperforming assets will be manageable going forward primarily due to our underwriting guidelines. In the first quarter of 2008, we expect certain non-performing loans to pay off or be reduced, but other non-performing loans are possible given the current economic environment,” commented Stanley Cruse, Executive Vice President and Chief Credit Officer. Mr. Cruse also stated, "Pacific Coast National Bank has never engaged in the permanent residential mortgage market and does not hold any sub-prime securities in its portfolio".

Total deposits increased to $99.0 million at December 31, 2007 with significant growth in several deposit products including non-interest bearing demand deposits, which grew by 46% to $17.7 million and money market accounts which grew by 86% to $36.0 million. In mid-year 2007 loan demand began to outpace the core deposit growth. To assist in funding the loan demand the Bank added $28.8 million of brokered time deposits to the deposit portfolio, which increased total time deposits of less than $100 thousand to $38.0 million at December 31, 2007. "Our focus remains to build the Bank with a solid core value by increasing business relationships within our target market" commented Mr. Hahn. He also added, "The recent hiring of Darlene Ryan, Senior Vice President and Regional Manager to head up our South Orange County Region is a strong indicator of our focus on deposits. Ms. Ryan is a 30 year banking veteran, with a primary focus on bringing large business relationships to the Bank."

While operating losses narrowed, the Company's shareholder equity decreased due to the net loss for 2007 from $16.0 million at December 31, 2006 to $12.8 million at December 31, 2007. At December 31 2007 the Company had 2,281,700 shares outstanding. The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2007 of 12.19%, 10.31% and 11.46%, respectively, which represents $7.2 million, $5.1 million and $1.7 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2007 of 12.74%, 10.78% and 11.93%, respectively, which represents $7.7 million, $5.7 million and $2.3 million, respectively, of capital in excess of the amount required to be "well capitalized".

Income Statement Summary:

The Company's net interest income before the provision for loan losses for the fourth quarter of 2007 increased to $1.1 million, up $427 thousand, or 67%, as compared to the same period for 2006. For 2007, net interest income increased to $3.5 million, up 73%, as compared to 2006. The increases were primarily due to an increase in the volume as well as the mix of earning assets, with loans increasing and fed funds decreasing as a percentage of total assets. A higher level of earning assets was partially offset by higher costs on interest-bearing deposits. The Company's net interest spread for the fourth quarter increased to 3.05% as compared to 2.80% for the same period last year. For the fourth quarter of 2007 the Company maintained a net interest margin of 4.39% compared to 4.83% for the fourth quarter of 2006. This decrease was due in part to the two non-performing loans discussed earlier that were placed on non-accrual status during the fourth quarter. For 2007 the Company's net interest rate spread was 3.44% compared to 2.90% for 2006. The Company's net interest margin for 2007 declined slightly to 4.81% compared to 4.94% for 2006. Mr. Hahn commented, "Because we are an asset-sensitive organization with significantly all of our loans either short term or adjustable rate, we anticipate that in the short run, we will experience margin compression from declining interest rates. However, our large base of money market accounts and the short-term nature of our time deposits will allow us to manage our cost of funds with market rate movements."

The Company's provision for loan losses was $811 thousand for the fourth quarter of 2007 compared to $123 thousand for the same period in 2006. The provision for loan losses was $1.4 million for 2007, compared with $349 thousand reported for 2006. The provision increased the allowance for loan losses as a percent of total loans at year end to 1.85 percent from 1.24 percent at December 31, 2006. The increases in the provision reflect our significant growth and take into account the increasing weakness in the real estate industry and overall economy generally. Also, as mentioned above, additional reserves were taken on the two loans placed on nonaccrual during the fourth quarter of 2007.

The Company's non-interest income for the fourth quarter of 2007 increased to $152 thousand, up $55 thousand, as compared to the same period of 2006. Noninterest income was $618 thousand for 2007, an increase of $490 thousand from the prior year primarily due to gains on SBA loan sales of $392 thousand and loan referral fees of $175 thousand. To supplement our net interest income and diversify the Bank's income stream, the Bank recently established a Real Estate

Industries Group to generate non-interest fee income by brokering commercial real estate loans in excess of our legal lending limit or that otherwise do not meet our lending criteria due to size, location, or other factors.

Non-interest expense for the fourth quarter of 2007 increased to $1.9 million, up $401 thousand, or 27%, as compared to the same period of the prior year. Noninterest expense increased in 2007 to $6.8 million from $6.0 million in 2006, a 13% increase. The increase in non-interest expenses compared to the prior year was due to higher personnel expenses, professional services fees, office expenses, and data processing costs. The increase in professional fees is related to preparing for the requirements of Sarbanes-Oxley on publicly held companies, corporate legal matters, and the change in public accounting firms made during the second quarter. Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area competition and other factors described from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

About the Company

Pacific Coast National Bank, established 2005, operates two full-service offices in San Clemente and Encinitas. Pacific Coast National Bancorp was established in July 2003 and operates as a bank holding company for the Bank. For further information, please go to the Bank's website at www.pacificcoastnationalbank.com.

Pacific Coast National Bancorp stock is traded on over the counter under the symbol PCST.OB.

PACIFIC COAST NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	2007	2006

Cash and due from banks	$1,688,892	$1,556,151
Federal funds sold	12,785,000	9,360,000

TOTAL CASH AND CASH EQUIVALENTS	14,473,892	10,916,151
Interest-bearing deposits in other
financial institutions	-	1,000,000
Securities held to maturity	-	7,943,375
Loans	97,874,131	34,795,405
Less: Allowance for loan losses	(1,814,860)	(431,640)

Loans: net of allowance for loan losses	96,059,271	34,363,765
Premises and equipment, net	887,532	1,145,105
Federal Reserve Bank stock, at cost	405,150	493,800
Accrued interest and other assets	671,339	332,051

	$112,497,184	$56,194,247

Deposits
Noninterest-bearing demand	$17,658,241	$12,071,916
Interest-bearing demand accounts	3,951,566	3,061,772
Money market	35,961,965	19,329,525
Savings	248,780	170,765
Time certificates of deposit of
$100,000 or more	3,177,552	3,137,238
Other time certificates of deposit	37,993,669	2,078,856

TOTAL DEPOSITS	98,991,773	39,850,072

Accrued interest and other liabilities	754,146	324,592

TOTAL LIABILITIES	99,745,919	40,174,664

Shareholders' equity
Common stock - $0.01 par value;
10,000,000 shares authorized; issued
and outstanding: 2,281,700 shares at
December 31, 2007 and 2,281,500
outstanding at December 31, 2006	22,817	22,815
Additional paid-in capital	25,561,705	24,788,356
Accumulated deficit	(12,833,257)	(8,791,588)

TOTAL SHAREHOLDERS' EQUITY	12,751,265	16,019,583

	$112,497,184	$56,194,247

PACIFIC COAST NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Interest income

Interest and fees on loans	$1,734,857	$607,197	$4,759,241	$1,697,765
Federal funds sold	96,443	186,485	561,922	568,115
Investment securities	-	106,672	128,488	366,555
Other	6,419	7,397	38,652	64,820

Total interest income	1,837,719	907,751	5,488,303	2,697,255

Interest expense

Time certificates of deposit of $100,000 or more	36,889	42,027	1,091,707	171,437
Other deposits	734,685	226,390	892,771	495,928

Total interest expense	771,574	268,417	1,984,478	667,365

Net interest income before provision for loan losses	1,066,145	639,334	3,503,825	2,029,890
Provision for loan losses	810,811	123,168	1,383,220	349,432

Net interest income after provision for loan losses	255,334	516,166	2,120,605	1,680,458

Noninterest income

Service charges and fees	80,453	10,587	237,431	38,018
Gain on Sale of SBA loans	72,023	87,318	392,490	89,858
Gain (loss) on sale of investment securities	-	-	(12,047)	-

	152,476	97,905	617,874	127,876

Noninterest expense

Salaries and employee benefits	1,000,787	972,994	3,708,060	3,914,662
Occupancy	254,172	213,863	995,087	790,163
Professional services	215,050	40,813	608,871	184,617
Data processing	132,468	95,684	443,862	407,053
Office expenses	114,274	81,062	438,825	329,216
Marketing	73,291	71,233	266,422	231,102
Other	118,230	31,525	317,421	157,216

	1,908,272	1,507,173	6,778,548	6,014,028

(Loss) before income taxes	(1,500,462)	(893,102)	(4,040,069)	(4,205,694)
Provision for income taxes	-	-	1,600	1,600

Net (loss)	$(1,500,462)	$(893,102)	$(4,041,669)	$(4,207,294)

Comprehensive (loss)	$(1,500,462)	$(893,102)	$(4,041,669)	$(4,207,294)

Per share data

Weighted-average shares outstanding	2,281,700	2,281,304	2,281,686	2,281,041

Net (loss), basic and diluted	$(0.66)	$(0.39)	$(1.77)	$(1.84)

CONTACT:	Pacific Coast National Bank Michael S. Hahn President/Chief Operating Officer 949-361-4300 mhahn@pcnbonline.com

SOURCE:	Pacific Coast National Bancorp